Nobel Learning Communities, Inc. Reports Record Third Quarter Revenues of $57.4 Million

Announces Strategic Actions to Accelerate Long Term Stockholder Value

WEST CHESTER, Pa., April 30 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading operator of private preschools, elementary schools, and middle schools, today reported financial results for the third quarter (13 weeks) of fiscal 2009, which ended March 28, 2009.

Third quarter revenues rose 7.6% to $57.4 million compared to $53.3 million in the third quarter of fiscal 2008.  Third quarter net income was $2.3 million, or $0.22 per diluted share, compared to $2.5 million, or $0.24 per diluted share, for the third quarter of fiscal 2008.  EBITDA (a non-GAAP measure) in the third quarter of fiscal 2009 was $6.6 million, up 4.0% compared to $6.4 million in the comparable year ago quarter.

For the quarter, comparable school revenue was down 2.2%, which consisted of a tuition increase in the range of 3.0 – 4.0% and a decrease in average enrollments.  New and acquired schools contributed third quarter revenue of approximately $6.7 million this year compared to $3.3 million in the third quarter of 2008.

School gross profit for the third quarter of fiscal 2009 was $8.4 million, down 6.1% from $9.0 million in the third quarter of fiscal 2008, while school gross margins were 14.7% of total revenues this quarter compared to 16.9% in the third quarter of Fiscal 2008.  Gross margins were adversely impacted by 4 new schools opened during the fiscal year and the Camelback Desert Schools which were acquired during late fiscal 2008.  Comparable school gross margins for the third quarter were down slightly to 16.6% compared to 16.9% in the third quarter last year, as our operations managers and school principals managed costs well and continued to strengthen the quality of our education programs.

General and administrative expenses in the third quarter of the current year decreased 6.7% compared to a year ago primarily due to lower performance-based incentive compensation, consulting and professional fees and other administrative expenses, partially offset additional, non-cash acquisition-related amortization expense.

For the third quarter of fiscal 2009, operating income was $4.1 million, compared to $4.3 million in the third quarter of last year.

The Company continues to aggressively pursue additional acquisitions and new school opening opportunities as important components of its strategy to obtain economies through scale.  To support various growth initiatives, the Company has a five-year, committed $75 million bank facility in place, of which approximately $60 million remains available.  Subsequent to the close of the third quarter, the Company acquired Highpointe Children’s Academy in Arlington, Texas.  A number of additional acquisition opportunities are currently being closely evaluated.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., stated, “Revenues increased for the 17th consecutive quarter, driven by acquisitions and new school development.  We are, however, feeling some effects of the recession.  Our enrollment levels remain sluggish in the face of rising unemployment, especially in a few of our larger markets, such as California, Florida and Nevada.  In most of our markets, our qualitative research and competitive shopping reports tell us that our enrollments and quality of our programs are holding up quite well versus the industry.  Despite the difficult economy, we continue to expand our footprint, invest in innovative curriculum and technology and match our cost structure to current market conditions.  As markets improve, we expect to emerge stronger with increased scale and more compelling programs, which we believe we can leverage into significant growth and increased value for stockholders.”

Nine Month Results

For the first nine months of fiscal 2009, revenues increased 10.7% to $165.1 million.  Comparable school revenue for the first nine months decreased by only 0.8% despite enrollment weakness.   For the first nine months of fiscal 2009, gross profit was up 2.9% to $21.6 million and operating income was up 2.7% to $7.6 million.  Comparable school gross margin for first nine months was 15.3% this year compared to 15.0% last year, representative of the fundamental strength of our core schools and business model.  Net income for the first nine months of 2009 was $4.1 million, or $0.38 per fully diluted share, compared to $4.3 million, or $0.41 per fully diluted share a year ago.  EBITDA for the first nine months of fiscal 2009 was $15.1 million, up 14.5% compared to $13.2 million from a year ago.

Actions to Improve and Accelerate Long Term Stockholder Value Creation

Nobel Learning Communities is focused on accelerating the creation of long-term stockholder value and has undertaken a strategic review to ensure the continued improvement of its educational program offerings and company performance.  The strategic review clearly indicates the Company is in an excellent position to leverage its strong brand and superior educational product to continue to pursue aggressive growth.

During our strategic review, we evaluated each school’s individual financial performance and estimated its specific market opportunity in the current and foreseeable economic environment.  This analysis identified an opportunity to eliminate a significant drag on gross profit, operating income, earnings per share and EBITDA by closing several financially underperforming schools.   It is estimated that closing these schools should result in approximately $1.0 - $1.2 million of annualized net pre-tax savings in fiscal 2010.  Closing the schools, which is expected to occur in the Company’s fiscal fourth quarter, would also result in charges of approximately $1.0 - $2.5 million.  This represents an important activity to increase earnings and cash flows, improve returns on invested capital, and accelerate the creation of long term value for stockholders.

About Nobel Learning Communities

Nobel Learning Communities, Inc. is a national network of over 180 nonsectarian private schools, including preschools, elementary schools, and middle schools in 15 states across the nation and the District of Columbia. Nobel Learning Communities provides high-quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.NobelLearning.com.

Safe Harbor Statement
Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements.  Potential risks and uncertainties include among others, the implementation and results of the Company’s ongoing strategic initiatives; the Company’s ability to compete with new or existing competitors; dependence on senior management and other key personnel; changes in general economic conditions; and risks and uncertainties arising in connection with Knowledge Learning Corporation’s unsolicited proposal to acquire the Company.  Other risks and uncertainties are discussed in the Company's filings with the SEC.  These statements are based only on management's knowledge and expectations on the date of this press release.  The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis.  EBITDA in this release is a non-GAAP financial measure.  EBITDA excludes the special items described elsewhere in this release.  EBITDA is commonly  presented as a reconciliation starting with net income however, due to the number of non-operating related items included in net income, we present EBITDA as derived from the operating income line as we believe this provides the user the most useful and comparable information on an operating basis.  The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors and potential investors to evaluate and compare the Company's results from operations generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

Certain reclassifications have been made to the prior year condensed financial statements to conform to the current period presentation.  Certain financial information is presented on a rounded basis, which may cause minor differences.

Nobel Learning Communities, Inc.
Consolidated Statements of Operations
For the Thirteen and Thirty-Nine Weeks Ended March 28, 2009
and March 29, 2008
(Dollars in thousands except per share data)
(Unaudited)

	For the Thirteen		For the Thirty-Nine
	Weeks Ended		Weeks Ended
	March 28,	March 29,	March 28,	March 29,
	2009	2008	2009	2008

Revenues	$57,402	$53,328	$165,132	$149,167
Gross profit	8,437	8,987	21,583	20,966
General and administrative expenses	4,347	4,657	13,998	13,580
Operating income	4,090	4,330	7,585	7,386
Interest expense	225	117	760	270
Other income	(14)	(2)	(62)	(318)
Income from continuing operations
before income taxes	3,879	4,215	6,887	7,434
Income tax expense	1,494	1,650	2,652	2,905
Income from continuing operations	2,385	2,565	4,235	4,529
Loss from discontinued operations,
net of income tax effect	(48)	(58)	(137)	(186)
Net income	$2,337	$2,507	$4,098	$4,343

Weighted average diluted common
shares outstanding:	10,697	10,633	10,700	10,629

Income from continuing operations	$0.22	$0.24	$0.40	$0.43
Loss from discontinued operations	(0.00)	(0.01)	(0.01)	(0.02)
Net income per share	$0.22	$0.24	$0.38	$0.41

Reconciliation of non-GAAP item

	For the Thirteen		For the Thirty-Nine
	Weeks Ended		Weeks Ended
	March 28,	March 29,	March 28,	March 29,
	2009	2008	2009	2008

Operating Income	$4,090	$4,330	$7,585	$7,386

Items excluded from operating
income to reconcile non-GAAP
operating income:
Stock based compensation	222	171	771	525
Depreciation and amortization	2,289	1,845	6,723	5,269

Total adjustments	2,511	2,016	7,494	5,794

EBITDA	$6,601	$6,346	$15,079	$13,180

	As of	As of
Selected Balance Sheet data:	March 28 2009	June 28, 2008

Cash and cash equivalents	$783	$1,064
Property and equipment, net	28,842	28,098
Goodwill and intangible assets, net	74,530	72,303
Deferred revenue	15,382	15,003
Total debt	13,725	12,500
Stockholder's equity	$67,909	$62,914

Number of schools	180	173

Certain reclassifications have been made to the prior year condensed financial statements to conform to current period presentation.  Certain financial information is presented on a rounded basis, which may cause minor differences.

NLCI – F
NLCI - G

CONTACT:  Tom Frank, Chief Financial Officer of Nobel Learning Communities, Inc., +1-484-947-2000